Exhibit 10.1 April 29, 2026 Vincent D. Kelly c/o Spok Holdings, Inc. 3000 Technology Drive, Suite 400 Plano, TX 75074 Re: Extension of Employment Agreement Term Dear Vince: Reference is made to that certain Executive Employment Agreement dated as of January 3, 2019 by and between you and Spok Holdings, Inc. (the “Employment Agreement”). Capitalized terms used herein have the meanings set forth in the Employment Agreement. This letter confirms our agreement to extend the Agreement Term of the Employment Agreement as set forth in Section 3 thereof to December 31, 2028. For 2027 and 2028, (i) your Base Salary will remain at $500,000, (ii) your target Annual Bonus award level will remain at $400,000 and (iii) the target amount of your annual long-term equity incentive award will be valued at $2,000,000. All grants under the Company’s long-term incentive plans are subject to approval by the Board or Compensation Committee at the time of grant and will be granted pursuant to one or more award agreements that will control over the provisions of this letter. Notwithstanding anything in the Employment Agreement or the Company’s Short-Term Incentive Plan (“STIP”) to the contrary, in the event the Company terminates your employment other than for Cause or Disability, or if you terminate employment with the Company for Good Reason, the payment provided under Section 8(e)(iii) of the Employment Agreement shall satisfy any similar payment payable upon a “separation from service” without cause or due to disability or death as provided in the STIP for the applicable year and you shall not receive duplicative payments of a pro- rated portion of your target Annual Bonus under both the Employment Agreement and the STIP. You agree that nothing in this letter shall constitute Good Reason for any purpose under the Employment Agreement and you expressly waive your right to resign for Good Reason on account of this letter. In accordance with Section 4 of the Employment Agreement, the Board shall review the appropriateness of executive compensation and may, in its discretion, modify compensation terms. Except as expressly set forth herein all of the terms of the Employment Agreement remain unchanged and in full force and effect.

Thank you for your continued service with the Company. Very truly yours, By: /s/ Renee Hall Name: Renee Hall Title: Vice President Human Resources & Administration, Chief Compliance Officer Acknowledged, agreed and accepted as of April 29, 2026: By: /s/ Sharon Woods Keisling Name: Sharon Woods Keisling Title: Corporate Secretary & Treasurer

Exhibit 10.1 Acknowledged, agreed and accepted as of April 29, 2026: /s/ Vincent D. Kelly________________________________ Vincent D. Kelly